PART II AND III Auscrete Corp. "

Preliminary Offering Circular dated May 8th, 2023

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Auscrete Corporation

49 John Day Dam Road, Goldendale, WA 98620 USA

2,000,000,000 shares of common stock at $0.001 per share

Minimum Investment: 5,000,000 Shares ($5,000.00)

We are offering 2,000,000,000 shares of our common stock at a price of $0.001 per share, in a self-underwritten, best-efforts, no minimum public offering for gross proceeds of $2,000,000. Each subscriber to purchase our shares must purchase not less than 5,000,000 shares. We will not place the funds received from subscribers in an escrow, trust, or similar arrangement and the funds from acceptable subscriptions will be immediately available for our use following deposit into our bank account. The offering will continue until the earlier one year from the date of this offering circular or the date when all shares have been sold. Because there is no minimum offering amount, and you have no assurance as to how many shares we may actually sell or if funds actually raised will be sufficient to fully effectuate our business plan. We are using the Form 1-A disclosure format in this offering circular.

Our common stock is publicly traded in the OTC Pink Market (www.otcmarkets.com) under our name of Auscrete Corporation with the trading symbol ASCK.

Investment in our common stock involves a high degree of risk. See, "Risk Factors", beginning on page 4 of this offering circular.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

Shares Offered by Company	Price to Public	Underwriting Discount and Commissions	Proceeds We Will Receive (1)
Per share	$0.001	None	$0.001
Total	$2,000,000	None	$2,000,000

We expect to incur approximately $45,000 in costs and expenses related to the sale of our shares. We do not expect to incur any underwriting discounts, commissions or related expenses or allowances. We reserve the right to engage an underwriter, subject to amendment of this offering circular.

Legends or information required by the laws of the states in which we intend to offer our common stock are set forth following the Table of Contents.

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 LEGENDS OR INFORMATION REQUIRED BY STATE LAWS

[To be filed by amendment]

USE OF PRONOUNS AND OTHER WORDS

The pronouns "we", "us", "our" and the equivalent used in this offering circular mean Auscrete Corporation. In the footnotes to our financial statements, the "Company" means Auscrete Corporation. The pronoun "you" means the reader of this offering circular.

SUMMARIES OF REFERENCED DOCUMENTS

This offering circular contains references to, summaries of and selected information from agreements and other documents. These agreements and other documents are not incorporated by reference; but, are filed as exhibits to our Regulation A Offering Statement of which this offering circular is a part and which we have filed with the U.S. Securities and Exchange Commission.

We believe the summaries and selected information provide all material terms from these agreements and other documents. Whenever we make reference in this offering circular to any of our agreements and other documents, you should refer to the exhibits filed with our Regulation A Offering Statement of which this offering circular is a part for copies of the actual agreement or other document. See "Where You Can Find Additional Information About Us" for instructions as to how to access and obtain these agreements and other documents.

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FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements that involve risks and uncertainties. We use words such as "project", "believe", "anticipate", "plan", "expect", “estimate”, “intend”, “should”, “would”, “could”, or “may”, or other such words, verbs in the future tense and words and phrases that convey similar meaning and uncertainty of future events or outcomes to identify these forward-looking statements. There are a number of important factors beyond our control that could cause actual results to differ materially from the results anticipated by these forward-looking statements. While we make these forward-looking statements based on various factors and using numerous assumptions, you have no assurance the factors and assumptions will prove to be materially accurate when the events they anticipate actually occur in the future.

The forward-looking statements are based upon our beliefs and assumptions using information available at the time we make these statements. We caution you not to place undue reliance on our forward-looking statements as (i) these statements are neither predictions nor guaranties of future events or circumstances, and (ii) the assumptions, beliefs, expectations, forecasts, and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the date of this offering circular.

YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS OFFERING CIRCULAR

You should rely only on the information contained in this offering circular. We have not authorized anyone to provide information different from that contained in this offering circular. We will sell our shares only in jurisdictions where such sale and distribution are permitted. The information contained in this offering circular is accurate only as of the date of this offering circular regardless of the time of delivery of this offering circular or the distribution of our common stock.

OUR CORPORATE HISTORY

Auscrete Corporation, whose trading symbol is “ASCK” is a fully reporting public corporation that is DTC/DWAC registered on the OTC Pink electronic exchange. The Company was incorporated on December 31, 2009 as a Wyoming Corporation.

The address of our corporate office and manufacturing plant is 49, John Day Dam Road, Goldendale, WA 98620. The corporate telephone number at that address is 509 261 2525 and our website is www.auscretehomes.com. The information at our website and linked through it, which is designed primarily for marketing purposes, is not incorporated in this offering circular, you should not consider any of that information to be part of this offering circular and you should not rely on it when making an investment decision.

OFFERING CIRCULAR SUMMARY

Our Offering

We are offering 2,000,000,000 shares of our common stock at a price of $0.001 per share, in a self-underwritten, best-efforts, no minimum public offering for gross proceeds of $2,000,000 and estimated net proceeds of $1,955,000. We will not place subscription funds in escrow pending sale of any or all of the shares but will use the proceeds from sale of the shares as and when received from acceptable subscriptions. You have no assurance of whether we will be able to sell any shares or how many shares we may sell, which may be less than required to achieve our business plan. Each subscriber to purchase our shares must purchase not less than 5,000,000 shares. The offering will terminate one year from the date of this offering circular or sale of all of our shares, whichever occurs earlier.

Our Business

Auscrete Corporation is a supplier of Affordable Homes and commercial buildings in the US. We use an advanced proprietary technology in lightweight concrete hybrid insulated building product, Aeragratek to build “GREEN” energy efficient homes at around $120 per sq. ft. turnkey, highly competitive for today’s building costs in the US. The product commenced development in the mid 1980’s and was re-developed in the US during 2006 to 2014 by Auscrete to meet and generously exceed International Building Codes.

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Additionally, the added benefits of using Auscrete’s Aeragratek include excellent energy efficiency, great sound proofing, it will not burn, it is impervious to insect infestation, rot and mold, it has exceptionally low maintenance needs and the strength of steel reinforced concrete to defy adverse environmental conditions.

Trading Market

Our common stock is publicly traded in the OTC Pink Market under the name of Auscrete Corporation with the trading symbol of ASCK.

Investment in our common stock involves a high degree of risk. See, “Risk Factors” below.

RISK FACTORS

In addition to the forward-looking statements and other comments regarding risks and uncertainties included in the description of our business and elsewhere in this offering circular, the following risk factors should be carefully considered when evaluating our business and prospects, financial and otherwise. Our business, financial condition and financial results could be materially and adversely affected by any of these risks. The following risk factors do not include factors or risks which may arise or result from general economic conditions and risks that apply to all businesses in general or risks that could apply to any issuer or any offering.

Risks Related to Our Corporation

We have very limited resources. We have included a note to our financial statements expressing substantial doubt about our ability to continue as a going concern.

Lack of resources, financial and otherwise, causes substantial doubt about our ability to continue as a going concern. You have no assurance that we will obtain the necessary financing to continue our business or carry out our business plan and, if we do, generate sufficient revenue to become or to continue as a going concern.

We need additional capital soon to develop our business. If we fail to obtain additional capital, including net proceeds from the sale of shares we are offering pursuant to this offering circular, we may not be able to implement our business plan.

Our operations and business plan will require the commitment of substantial additional resources. Currently, we have no established banking or other financing arrangements. Therefore, it is likely that we will need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners. Our expenses are at a minimum and therefore most of the capital raised will be invested in the construction of a production facility with equipment to increase our meagre output of cementitious construction panels.

You have no assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities will result in dilution to our stockholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to continue our business operations.

Early investors have a greater risk of loss than later investors.

We have not established any minimum number of shares we must sell in order to sell any shares. We plan to begin using proceeds from the sale of our common stock for the purposes set forth under “How We Plan to Use Proceeds from the Sale of Our Shares” as soon as received. Early investors will not know how many shares we will ultimately be able to sell, the amount of net proceeds from sales and whether the proceeds will be sufficient for us to establish minimum operations described in this offering circular. Later investors will be able to evaluate the amount of proceeds we have raised prior to their investment, how we have actually used those proceeds and whether we have established or are likely to establish operations.

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Investors cannot withdraw funds once invested and will not receive a refund.

 You do not have the right to withdraw invested funds. Your subscription payment will be paid to and held in our corporate bank account if your Subscription Agreement is in good order, and we accept your investment. Therefore, once your investment is made, you will not have the use of or right to return of your funds.

If we are unable to effectively manage our growth, our ability to implement our business strategy and our operating results will likely be materially adversely affected.

If we successfully implement our business plan, we expect to experience rapid growth, which will place a significant strain on our financial and managerial resources, we must expand our operational and financial management capabilities. Moreover, we will need to increase staffing and effectively train, motivate, and manage our employees. Failure to manage growth effectively could limit our growth, harm our business, financial condition, or results of operations, and cause our business to fail.

Voting control by our management means you and other stockholders will not be able to elect our directors and you will have no influence over our management. Concentration of ownership may adversely affect the market for our common stock.

Our management and directors own an aggregate of 41,775,923 shares or 55.10 percent of our common stock. Assuming a sale of the 2,000,000,000 shares we are offering, management and directors will have 64.50 percent of all votes cast on all matters, including the election of directors, presented to the stockholders for approval and existing public/minority stockholders and purchasers of the shares offered by this offering circular will have no ability to affect the outcome of any such vote. This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of our common stock or prevent stockholders from realizing a premium over the market price for their shares.

We are currently completely dependent on the services of our CEO John Sprovieri, our CFO Michael Young, our key employees John Meuller and Otto Paulette, and outside resources.

Our operations and business strategy are completely dependent upon the knowledge and business connections of Mr. John Sprovieri, Mr. Michael Young, Mr. John Meuller and Mr. Otto Paulette. Each of them is currently employed by our corporation. If any of them should choose to leave us for any reason or if any of them becomes ill or is unable to work for an extended period before we have hired additional personnel, our operations will likely be affected. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop our business along the lines described in this offering circular. We might fail without the services of Mr. Sprovieri, Mr. Young, or appropriate replacements.

Most of our competitors, which include large manufacturers of building products and construction companies, have significantly greater financial and marketing resources than do we.

Most of our competitors, which include building product manufacturers companies, have significantly greater financial and marketing resources than do we. Many have sophisticated websites and the ability to advertise in a wide variety of media. We will principally depend on the business knowledge and experiences of Mr. Sprovieri, and Mr. Young. There are no assurances that our approach will be successful.

Having only three directors, a chief executive officer and a chief financial officer limits our ability to establish effective independent corporate governance procedures.

We currently have three directors, a chief executive officer and a chief financial officer, who are not independent; accordingly, we cannot establish board committees comprised of independent members to oversee functions like compensation or audit issues. Until we have a larger board of directors that would include some independent members, if ever, there will be limited oversight of our CEO’s decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

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COVID-19 pandemic recovery and the global attempt to contain it has harmed our results of operations.

The global spread of COVID-19 and the various attempts to contain it have created significant volatility, and economic disruption. The full extent and duration of supply chain shortages which the COVID-19 pandemic responses caused impacts our business operations. Supply availability and increase in costs have impacted our business, our customers and bottom-line financial results.

Risks Related to Our Common Stock

The offering price of our common stock has been determined by market price.

The price of our common stock in this offering has been determined by the public market, and is therefore, to a large extent, arbitrary as values change constantly and bears no relationship to assets or results of operations. We have not had an independent review of our valuation. As a result, the price of our common stock may not reflect the value perceived by the market. You have no assurance that the shares we are offering are worth the price we have set, and you may, therefore, lose a portion or all of your investment.

Shareholders may be diluted significantly through our efforts to obtain future financing and satisfy obligations through issuance of additional shares of our common stock.

We have no committed source of financing. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of our authorized and unissued shares. In addition, if a satisfactory trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders and may further dilute common stock book value, and that dilution may be material.

The trading in our shares will be regulated by the Securities and Exchange Commission Rule 15G-9 which established the definition of a “Penny Stock.”

You have no assurance our common stock will trade at prices above the price needed to put it above the “penny stock” level. Based the anticipated trading price of our common stock in the near future and the market in which we expect it to trade, we expect our shares to be defined as a penny stock under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and rules of the SEC. The Exchange Act and penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $4,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 ($300,000 jointly with spouse), or in transactions not recommended by the broker-dealer.

For transactions covered by the penny stock rules, a broker dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and must deliver certain disclosures required by the Commission. Consequently, the penny stock rules may make it difficult for you to resell any shares you may purchase.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

Our offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our directors and executive officer, who will receive no commissions. You have no guarantee our directors and executive officer will be able to sell any of the shares. Unless they are successful in selling all of the shares we are offering, we may have to seek alternative financing to implement our business plan.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our Articles of Incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

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HOW WE PLAN TO OFFER AND SELL OUR SHARES

We are offering 2,000,000,000 shares of our common stock at a price of $0.001 per share, in a self-underwritten, best-efforts, direct public offering under Regulation A - Tier 1. We have not engaged an underwriter for the sale of securities being offered. In the event we retain a broker who may be deemed an underwriter, we will file an amendment to the offering circular. The offering will continue until the earlier one year from the date of this offering circular or the date when all shares have been sold. Because there is no minimum offering amount, and you have no assurance as to how many shares we may actually sell, funds actually raised may not be sufficient to fully effectuate our business plan.

Our gross proceeds will be $2,000,000 and estimated net proceeds of $1,955,000 after expenses of the offering, assuming we sell all of the shares. We will not place subscription funds in escrow pending sale of any or all of the shares but will use the proceeds from sale of the shares as and when received from acceptable subscriptions. Each subscriber to purchase our shares must purchase not less than 5,000,000 shares at a price of $0.001 per share for $5,000. Our shares will be offered by our directors, John Sprovieri and Michael Young, who will not be compensated for their services. We will rely on Rule 3(a)4-11 in that neither Mr. Sprovieri nor Mr. Young has ever been either a registered securities broker-dealer or an affiliate or associated person thereof. We will receive the net proceeds from the sale of the shares. You have no assurance we will be able sell any of the shares.

Should you decide to purchase our common stock, you will be required to complete a subscription agreement (attached at the end of this offering circular) and submit it to us at the address set forth in the subscription agreement together with a bank check for the subscription price or concurrently wire the subscription price as directed in the subscription agreement. We reserve the right to reject subscriptions for any reason. Subscriptions for shares of our common stock are irrevocable once made, and funds will only be returned upon rejection of the subscription. In the event we reject your subscription, the associated funds will be promptly refunded to you without interest, offset or deduction.

HOW WE PLAN TO USE PROCEEDS FROM THE SALE OF OUR SHARES

We will receive gross proceeds of $2,000,000 from the sale of all 2,000,000,000 shares and expect to incur expenses of $45,000 associated with the offering. The purposes to which we intend to apply the proceeds are set forth in the following table. The percentage column captions represent what percentage of the offering we sell, in the event we sell less than all of the shares.

Capital Raised	10%	50%	75%	100%
Shares Sold	$200,000	$1,000,000	$1,500,000	$2,000,000
Less Costs or Fees	$45,000	$45,000	$45,000	$45,000
Net Capital Raised	$155,000	$955,000	$1,455,000	$1,955,000

Use of Proceeds	10%	50%	75%	100%
Additional Working Capital	$75,000	$100,000	$100,000	$150,000
New Hires of Staff	$30,000	$100,000	$100,000	$100,000
Additional Manufacturing Equipment Production	$0	$120,000	$160,000	$200,000
New Equipment Purchases (Trucks, trailers, forklift, Manufacturing Equipment etc.)	$0	$110,000	$150,000	$150,000
Industrial Land for new Factory Campus	$0	$225,000	$225,000	$225,000
Construction and Completion of New Factory Buildings	$0	$0	$520,000	$1,050,000
Land used to Build New Homes for Construction and Sale	$0	$0	$0	$0
Cash Reserves	$50,000	$300,000	$200,000	$80,000
Total Use of Proceeds	$155,000	$955,000	$1,455,000	$1,955,000

 We believe the net proceeds from the sale of all the shares we are offering, assuming all the shares are sold (of which you have no assurance), will be sufficient to fund our operational expansion goals assuming application of the proceeds as outlined above plus we will receive revenues from existing operations. If we do generate adequate ongoing revenues, of which you have no assurance, revenues would extend the period over which the net proceeds from the sale of the shares will sustain its operations. See, “Risk Factors.” The board of directors, which will be composed of directors we nominate and elect, reserves the right to reallocate the use of net proceeds, if, in its judgment, such reallocation will best serve its needs in meeting changes, developments and unforeseen delays and difficulties. Pending use, the net proceeds shall be invested in certificates of deposit, money market accounts, treasury bills, and similar short term, liquid investments with substantial safety of principal.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

All statements other than statements of historical fact included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward-looking statements. Forward-looking statements involve various important assumptions, risks, uncertainties and other factors which could cause our actual results to differ materially from those expressed in such forward-looking statements. Forward-looking statements in this discussion can be identified by words such as "anticipate," "believe," "could," "estimate," "expect," "plan," "intend," "may," "should" or the negative of these terms or similar expressions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievement. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including but not limited to, competitive factors and pricing pressures, changes in legal and regulatory requirements, cancellation or deferral of customer orders, technological change or difficulties, difficulties in the timely development of new products, difficulties in manufacturing, commercialization and trade difficulties and general economic conditions as well as the factors set forth in our public filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this Annual Report or the date of any document incorporated by reference, in this Annual Report. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934.

The Company's financial statements have been presented on the basis that it will continue as a going concern. The Company has not generated revenues from construction related operations to December 31,2022. The Company has an Accumulated deficit of $13,371,184 as of December 31, 2022.

Results of Operations comparison of the fiscal year ended December 31, 2021 to the fiscal year ended December 31, 2022.

During the twelve-month period ended December 31, 2022 the Company had commenced its manufacturing operations which brought material operational changes from the last audited financials of December 31, 2021. Revenue for the twelve months ending December 31, 2022, was $0 compared to $0 for the same period in 2021.

The company had a net loss of $(257,348) for the year ended December 31, 2022 compared to a net loss of $(3,064,028) for the year ended December 31, 2021. The main reason is the decrease in share-based expense from $0 in 2022 compared to $2,683,227 in 2021.

The company acquired access to investment funds which were to produce results in limited cash acquisitions throughout 2022 and 2021.

The intended set up of facilities and subsequent operations of the company, being the manufacture of construction products for commercial and residential structures, had begun during 4th quarter of 2022 with the first contracted home beginning construction.

For the twelve months ended December 31, 2022 our accounting and legal was $40,740 compared to $5,000 for the same period in 2021. This was mainly due to increase in legal and accounting fees.

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For the twelve months ended December 31, 2022 our salaries expense was $157,700 compared to $217,486 for the same period in 2021. The decrease in salaries expense was mainly due to an decrease in executive compensation.

For the twelve months ended December 31, 2022 our share-based expense was $0 compared to $2,683,227 for the same period in 2021. During the Period January 1, 2021 to December 31, 2021 there were 53,238,652 shares issued to key individuals for service compensation to the Company.

For the twelve months ended December 31, 2022 our rent expense was $14,000 compared to $26,123, for the same period in 2021. Contract ongoing as is with no changes to original contract.

For the twelve months ended December 31, 2022 our G&A expense was $122,815 compared to $123,330 for the same period in 2021.

For the twelve months ended December 31, 2022 our depreciation expense was $11,940 compared to $11,940 for the same period in 2021.

For the twelve months ended December 31, 2022 our gain / (loss) on derivatives was $248,563, compared to $114,452 for the same period in 2021. Some notes were complete during the period.

For the twelve months ended December 31, 2022 our gain on debt forgiveness was $48,779 compared to $24,120 for the same period in 2021.

For the twelve months ended December 31, 2022 our financing expense was $0 compared to $(3,234) for the same period in 2021. Current notes are fixed price and discounts can’t be manipulated by noteholders.

For the twelve months ended December 31, 2022 our Interest expense was $(207,495) compared to $(117,152) for the same period in 2021.

For the Twelve months ended December 31, 2022 our net loss was $(257,348) compared to $(3,064,028) for the same period in 2021. As there were no major asset purchases, therefore lower operational costs.

To the extent that the Company's capital resources are not adequate to meet current and planned operating requirements, the Company will use public offerings such as this planned Reg-A, additional funds through equity and debt financing, collaborative or other arrangements with corporate partners, licensees or others, and from other sources, which may have the effect of diluting the holdings of existing shareholders. The Company has subsequent current arrangements with respect to, or sources of, such additional financing and the Company does not anticipate that existing shareholders will be required to provide any portion of the Company's future financing requirements.

No assurance can be given that additional financing will be available when needed or that such financing will be available on terms Acceptable to the Company. If adequate funds are not available, the Company may be required to delay or terminate expenditures for certain of its programs that it would otherwise seek to develop and commercialize. This would have a material adverse effect on the Company and raise doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

The company's operational expenses during 2022 were involved in fund-raising, day to day operations, payroll, facility lease, utilities, compliance fees, equipment and materials purchases.

At the time of filing the Company has fully implemented its planned start-up strategy which has now positioned itself in an operational state of production.

The Company’s specialized systems and major new equipment procurements have been integrated and installed into a fully operational batch plant and product manufacturing has commenced.

The Company is at the stage of delivering full house sets as its next tactical step in securing self-sustaining revenue capital.

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DESCRIPTION OF OUR BUSINESS

Our Business

Auscrete is a Manufacturer of Specialized Cementitious Building Products used primarily to construct Affordable Housing and Commercial and Industrial Structures that have High “R values”, Thermal Efficiency for Energy Savings, Won’t Burn, means excellent in High Fire areas, Not Affected by flooding, have Excellent Soundproofing and Impervious to Insect and Mold Infestation. They have substantial mass and the strength of steel reinforced concrete to safely deflect gale force winds and have very low maintenance needs. Plus, they can be constructed in less than 2 weeks following a short term casting period.

In 2006, we developed a construction system for affordable housing manufactured as a cementitious based proprietary Insulated Panel Building System. We started manufacturing these building products in a factory environment and we were able to produce our products in a Mass Production format. This reduced the cost to produce panels considerably, giving us a phenomenal advantage in price against builders who produce more expensive concrete structures on a “one off” order basis. The company was closed to production in 2017 and, in 2020, commenced manufacturing in an 8,000 sq. ft. building with only 4 panel forming tables. Due to space restrictions, these tables can produce around 10 panels per week as there is a 2-day setting time per panel.

We can only produce around 2 small homes per month.  Our Business plan to produce 100 homes per year will require an additional 20 Wall Panel tables and 30 roof panel tables, which are our own design and manufactured by us in our fabrication section.

We are looking to build a 25,000 sq. ft. building and support building on a 10 Acre lot at the Industrial Park in Goldendale, Washington to support this plan of operations. Such a building will allow the production of 100 homes per year and an additional 2 similar buildings will enable production of 300 homes per year from that same campus.

Market Overview

An Impressive Market exists for our products. Over recent years, we have done extensive research into the market for our products. With our cost advantage, being around $120 per sq. ft.  and superior products, we start with a significant advantage. However, defining a market size is a constant moving target here in the US and Worldwide.

We could say that there is a shortage of at least 4 million homes here but that would not include the daily monster fires, floods and tornados that rip apart communities across the entire country, seemingly on a daily basis.

The following information is supplied by CNN following research carried out by the team at The Lead with Jake Tapper and the article following is taken from information published by the CA Government.

This information relates only to CA but shows the scope of the needs for Affordable Housing across the whole country.

CNN’s “The Lead with Jake Tapper” on Thursday, 12/15/22 had a presentation by David Culver regarding their research and need for Affordable Housing.

“The need is overwhelming in Southern California – Look past the glamor of the Hollywood Hills. The tents in the streets speak to desperation. According to recent figures, the State needs one million homes just to meet housing demands.

Nationwide, the home shortage jumped to 3.8 million. That’s more than double that of a decade ago.

With people purchasing a house in more than 75% of the Nation’s most popular Cities, the average family spends around 30% of their income. However, in a city like Miami, New York, San Francisco or Los Angeles, it surges up to more than 80%.

This forces folks to move into converted garages and units on someone else’s property. Big Corporations and Government are now mobilizing with some companies to work on it together.”

11

The CA State Government supplied the following

https://www.gov.ca.gov/2022/09/28/california-to-build-more-housing-faster/

California to Build More Housing, Faster

Published: Sep 28, 2022

Legislation signed today will create much-needed new housing units aimed at helping middle and low income Californians.

SAN FRANCISCO – Building on California’s historic efforts to tackle the housing crisis, Governor Gavin Newsom today signed legislation to streamline the housing approval process in California and create thousands of good paying jobs. Governor Newsom also announced $1 billion in awards to 30 shovel-ready projects through the California Housing Accelerator – creating 2,755 new homes for Californians.

“California has made historic investments and taken unprecedented actions to tackle the state’s housing crisis over the past four years,” said Governor Newsom. “But we recognize there’s more work to do – this package of smart, much-needed legislation will help us build new homes while rebuilding the middle class. I’m thankful for the leadership of the Legislature for stepping up to meet this moment to help address the affordability crisis that stretches across the entire nation.” The Governor also announced that the Department of Housing and Community Development is awarding $1.02 billion in funding for the second round of the California Housing Accelerator, providing funding to 30 shovel-ready projects whose financing has been stalled because they have been unable to obtain tax credits. These new awards will help get construction underway quickly for 2,755 new housing units throughout the state. To date, $1.9 billion in funding for the California Housing Accelerator has been awarded, supporting a total of 57 projects to produce a total of 5,071 units. The vast majority of these units will be for extremely low to very low-income households and unhoused residents, and will provide affordable homes for seniors, families, transitional-age youth, veterans, people with disabilities, essential workers and unhoused individuals.

Last year’s California Comeback Plan invested a historic $10.3 billion – by far the most ever invested in housing – into a comprehensive housing affordability strategy, while also implementing new laws and accountability measures. Building on these unprecedented efforts, this year’s budget invests an additional $3.3 billion for affordable housing production and homeownership opportunities.

There is much more market data available but this seems to characterize what may be the largest consumer market in the world worth many billions of dollars.

Competition

Our competition would be any building product company or building contractors. Our system, developed over years of research, puts us squarely at the lowest cost end of the spectrum. We produce turnkey housing, beautifully finished and ready to move in for around $120 per sq. ft. Typical timber-built houses, the most common, start at around $160 for a lower end home up to over $500 per sq. ft. in places like Florida.

Employees

We have 5 employees working on production now to fulfil the current 2 small house per month need. If we get our larger building, we would ultimately employ approximately 50 people. There are adequate potential employees available in the surrounding area

Our Property

Our address is 49 John Day Dam Rd., Goldendale, WA. This is a building leased to us on a month-to-month basis by NW Aluminum and is part of the now defunct aluminum processing plant. The building is 8,000 sq. ft. and the monthly lease cost is $2,000 through fiscal year end of 2023.

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Legal Proceedings

We are not involved in any legal proceedings and there are no threatened legal, administrative, or regulatory proceedings. There is no reason to suspect we may be involved in legal proceedings in the future.

OUR MANAGEMENT

Information about our directors and executive officers is set forth in the following table. The address of our directors and executive officers is our address. We currently have 5 employees, other than our directors and executive officers.

Name	Age	Position	Director Since
A. John Sprovieri	74	Director/CEO	January 1, 2010
Mary E Sprovieri	76	Director	July 9, 2016
Michael Young	67	Chief Financial Officer	August 8, 2017

Our stockholders elect our directors. Our directors serve terms of one year and are generally elected at each annual stockholder meeting; provided, that you have no assurance we will hold a stockholders’ meeting annually. Each director will remain in office until his successor is elected and qualified, or his/her earlier resignation. Our executive officers are elected by the board of directors and their terms of office are at the discretion of the board of directors, subject to the terms and conditions of their respective employment agreements, if any. We have the authority under Wyoming law and our bylaws to indemnify our directors and officers against certain liabilities. We have been informed by the U.S. Securities and Exchange Commission that indemnification against violations of federal securities law is against public policy and therefore unenforceable.

Management Biographies

John Sprovieri – CEO and Board Chairman of Auscrete Corporation. Mr. Sprovieri is the Founder of the company and his background is in Mechanical Engineering and Construction. He started Auscrete in 2010 after funding product development in the private Auscrete company since 2006.

He started as a trainee sales representative at IEL in Australia selling Cranes and Industrial Earthmoving Equipment. His engineering experience gave way to launching a business where he spent many years in the design and manufacture of agricultural tractors and equipment including marketing in Australia. In later life, Mr. Sprovieri diversified into civil engineering and has been involved in general construction for the last 23 years

Mike Young - Auscrete’s VP of Operations, his background is in IT and Broadcast Engineering where he designed and installed numerous automated interactive and robotic systems. As a technical engineer he has many years of experience working with architects and building contractors in the construction industry. He also possesses many years of diverse Management experience within the Business and Transportation Industry. Mr. Young has been with Auscrete for a period of 5 years and provides internal operational knowledge which allows him to keep the Companies business both accurate and current.

Mary Sprovieri – Director. Mrs. Sprovieri is retired since 2006. Her previous experience was as Operations Manager of Austrak International Transport, a mid-size Interstate Transport Company from 1997 to 2006 where she controlled both truck movements and internal operations.

Previous to this, she managed a large hairdressing consortium, Stefan Hair Fashions where she oversaw that company’s many outlets throughout Eastern Australia. Her experience in these industries have given her an excellent knowledge base which she is able to use in the directorship of Auscrete Corporation

Otto Paulette –   Mr. Paulette worked with Auscrete Corporation during the development stages in the previous private company before coming back on board with the public corporation. He is responsible for ensuring quality control and conformity to design of raw materials used in the Auscrete construction products.

He also trains new personnel in the methodology of blending technology and in the process that completes materials for construction usage. His background of many years in building structures and engineering development of fish ladders on the John Day dam has enabled him to carry out precision engineering in the fabrication of specialty equipment used in Auscrete’s manufacturing processes.

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Board Committees and Director Independence

Our board does not have an audit committee and none of our directors are “independent” directors.

Family Relationships

Mr. Sprovieri and Mrs. Sprovieri are spouses.

Employment Agreements

We do not have employment agreements with our executive officers. We have considered entering into employment agreements in the future.

Compensation of Directors and Executive Officers

Our executive officers are compensated with a salary only. We have not paid any cash or other compensation to our executive officers. We do not compensate our directors other than their compensation as executive officers. The following table presents information about the full-time cash and non-cash compensation.

Name	Position	Annual Cash Compensation
John Sprovieri	Chief Executive Officer / Director	$43,680
Mary Sprovieri	Director	0
Michael Young	Chief Financial Officer	$43,680

WHO OWNS OUR COMMON STOCK

Our principal stockholders are set forth below and include:

•	each of our directors and executive officers, our directors and executive officers as a group, and
•	others who we know.
•	We believe each of these persons has sole voting and investment power over the shares they own, unless otherwise noted. The address of our directors and executive officers is our address.

	Number of Shares		Percentage
Name	Before Offering	After Offering	Before Offering	After Offering (1)
A. John & Mary E. Sprovieri	40,675,922	40,675,922	69.471%	1.976%
Officer & Directors - Box 813, Rufus OR 97050
Director and Officer (2 persons)	40,675,922	40,675,922	69.471%	1.976%
Kathleen Jett	6,025,321	6,025,321	10.291%	0.293%
PO Box 846, 618 W. First Street, Rufus, OR 97050
Kimberly Grimm	3,275,120	3,275,120	5.594%	0.159%
15011 SE Mt Royale Ct. Milwaukie, OR 97267

_________________

(1) Assumes all shares are sold

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RELATED PARTY TRANSACTIONS

There is no notable outside director and officer related transactions or relationships to report other than minimal advances made by directors to finance interim operations.

DESCRIPTION OF SHARES WE ARE OFFERING

The following description of our common stock is qualified in its entirety by reference to our Articles of Incorporation, as amended, our bylaws and Wyoming corporation law. We are authorized to issue 20,000,000,000 shares of common stock, $0.0001 par value per share. Our stock

•	has one vote per share on election of each director and other matters submitted to a vote of stockholders;
•

has equal rights with all holders of issued and outstanding common stock to receive dividends from funds legally available therefore, if any, when, as and if declared from time to time by the board of directors;

•

is entitled to share equally with all holders of issued and outstanding common stock in all of our assets remaining after payment of liabilities, upon liquidation, dissolution or winding up of our affairs;

•	does not have preemptive, subscription or conversion rights; and
•	does not have cumulative voting rights.

Colonial Stock Transfer Co, Inc. is our transfer agent. Their address is 7840 S. 700 E., Sandy, UT 84070 whose phone number is (877) 285-8605 and their email address is kalyshachandler@colonialstock.com.

LEGAL MATTERS

The legality of the shares of common stock offered pursuant to this offering circular will be passed upon for us by Jackson L. Morris, Attorney at Law, St. Petersburg, Florida.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

You can read our SEC filings, including the offering statement of which this offering circular is a part, and exhibits, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at our Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

15

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

FINANCIAL STATEMENTS

16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Auscrete Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Auscrete Corporation (“the Company”) as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not yet generated sufficient revenues and has a significant accumulated deficit. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

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Accounting for Embedded Conversion Features on Notes Payable — Refer to Note 8 to the financial statements

Critical Audit Matter Description

The Company has issued several notes payable during the year with conversion rates that are adjustable at a discounted rate to market prices. The terms allow for variable amounts of shares to be converted for a set dollar value; this and other factors require the embedded conversion feature to be bifurcated and evaluated at each reporting period. Calculations and accounting for the notes payable and embedded conversion features require management’s judgments related to initial and subsequent recognition of the debt and related conversion features, use of a valuation model, and determination of appropriate inputs used in the selected valuation model.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to evaluating the Company’s accounting for notes payable and related accounts included the following, among others:

•	Performed confirmation procedures and evaluated relevance and reliability of management data.
•	Assessed the completeness and accuracy of valuation data provided by Company by performing independent calculations based on the model and comparing the Company’s results for reasonableness.
•	Evaluated any unusual transactions related to notes payable and the appropriate accounting treatment in accordance with generally accepted accounting principles.

We have served as the Company’s auditor since 2014.

Spokane, Washington

April 17, 2023

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AUSCRETE CORPORATION
BALANCE SHEETS

	December 31,	December 31,
ASSETS	2022	2021
CURRENT ASSETS:
Cash	$11,192	$-
Accounts Receivable	11,751	8,000
Prepaid Expenses	1,543	6,202
Inventory	22,470	6,197
TOTAL CURRENT ASSETS	46,956	20,399

Property, Plant and Equipment (net)	28,252	40,193
Deposits	-	-
TOTAL ASSETS	$75,208	$60,592

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Bank Overdraft	$-	$5,624
Accounts Payable and Accrued Expenses	168,059	121,170
Accrued Interest Payable	72,064	231,373
Deferred Revenue	11,250	-
Notes Payable (net of discount)	1,376,461	890,139
Derivative Liability	80,774	295,306
Related Party Advances	-	-
TOTAL CURRENT LIABILITIES	1,708,608	1,543,612
TOTAL LIABILITIES	1,708,608	1,543,612

Commitments and Contingencies	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Common Stock, 0.0001 par value, authorized 2,000,000,000 shares
62,957,291 and 56,798,678 shares issued and outstanding as of December 31, 2022 and December 31, 2021 respectively, restated to APIC below for the 40 for 1 reverse stock split.	6,295	5,679
Additional Paid In Capital	11,727,659	11,621,307
Shares to be issued	-	-
Accumulated deficit	(13,367,354)	(13,110,006)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(1,633,400)	(1,483,020)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$75,208	$60,592

The accompanying notes are an integral part of these financial statements

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AUSCRETE CORPORATION
STATEMENTS OF OPERATIONS
For the years ended December 31,

	2022	2021
REVENUE	$-	$-
Cost of Goods sold	-	15,108
Gross Profit	-	(15,108)

EXPENSES
Accounting and Legal	40,740	5,000
Salaries and wages	157,700	217,486
Share based expense for wages and consulting	-	2,683,227
Rent	14,000	26,123
G&A Expenses	122,815	123,330
Depreciation expense	11,940	11,940
TOTAL EXPENSES	347,195	3,067,106
Income (loss) from operations	(347,195)	(3,082,214)

OTHER INCOME (EXPENSES)
Gain / (Loss) on derivative	248,563	114,452
Gain / (Loss) on debt forgiveness	48,779	24,120
Financing cost	-	(3,234)
Interest Expense	(207,495)	(117,152)
TOTAL OTHER INCOME (EXPENSES)	89,847	18,186

INCOME (LOSS) BEFORE TAXES	(257,348)	(3,064,028)
Provision for Income Taxes	-	-
NET INCOME (LOSS)	$(257,348)	$(3,064,028)

NET INCOME (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$(0.00)	$(0.21)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	58,123,770	14,491,751

The accompanying notes are an integral part of these financial statements

20

AUSCRETE CORPORATION
STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
For the two year period ended December 31, 2022
AUDITED

	Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Capital	Deficit	TOTAL
Balance December 31, 2020	3,428,652	$372	$8,897,873	$(10,045,978)	$(1,147,734)

Note conversion	130,409	13	45,502		45,515
Round up shares	965	(29)	29		-
Shares issued for services	53,238,652	5,324	2,677,903		2,683,227
					-
Net Profit (Loss)				(3,064,028)	(3,064,028)
					-
Balance, December 31, 2021	56,798,678	$5,679	$11,621,307	$(13,110,006)	$(1,483,020)

Note conversion	6,158,613	616	106,352		106,968
					-
Net Profit (Loss)				(257,348)	(257,348)
					-
Balance, December 31, 2022	62,957,291	6,295	11,727,659	(13,367,354)	(1,633,400)

The accompanying notes are an integral part of these financial statements

21

AUSCRETE CORPORATION

STATEMENT OF CASH FLOWS

For the years ended December 31,

AUDITED

	2022	2021
OPERATING ACTIVITIES
Net Income (Loss)	(257,348)	(3,064,028)
Finance Costs	-	55,234
Depreciation	11,940	11,940
Gain on Debt Forgiveness	(248,563)	(24,120)
Share based expense\	-	2,683,227
Change in other assets	4,659	(2,180)
Change in Accounts Receivable	(3,751)	-
Change in Inventory	16,273	-
Change in Accounts Payable and Accrued Expenses	(112,420)	(118,365)
Change in Deferred revenue	11,250	-
Change in Derivative and Note Discount	306,776	(137,735)
Net Cash Used by Operating Activities	271,184	(359,297)

INVESTING ACTIVITIES:
Purchase of Equipment	-	(918)
Net cash used by investing activities	-	(918)

FINANCING ACTIVITIES:
Bank Overdraft / (Repayment)	(5,624)	5,624
Proceeds from notes payable	288,000	340,000
Net cash provided by financing activities	282,376	345,624
NET INCREASE (DECREASE) IN CASH	11,192	(14,591)

CASH AT BEGINNING OF PERIOD	-	14,591

CASH AT END OF PERIOD	$11,192	-

Supplemental Cashflow Information
Interest Paid	$-	$-
Taxes Paid	$-	$-

The accompanying notes are an integral part of these financial statements

22

AUSCRETE CORPORATION

UNAUDITED NOTES TO FINANCIAL STATEMENTS

December 31, 2022

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

HISTORY

Auscrete Corporation (“the Company”) was formed as an enterprise to take advantage of technologies developed for the construction of affordable, thermally efficient and structurally superior housing. This “GREEN” product is the culmination of design and development since the early 1980’s. The company’s Registration Statement outlines the result of the amalgamation of various material development stages, taking an idea to a product and further developing that product to address an ongoing problem in the world’s largest marketplace, the quest for affordable, efficient and enduring housing. Auscrete’s structures are monetarily highly competitive. A turnkey house, ready to move in sells for around $110-120 per square foot. That is very low in today’s market but is brought about by Auscrete’s ability to manufacture large panels in mass production format. The house is virtually “fastened” together on site to produce an attractive site-built home, a home that will stay where it is put through all kinds of adverse weather and age conditions. It will not burn, is not affected by bugs, termites or rot, it saves extensively on energy costs and has very low maintenance needs.

BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The summary of significant accounting policies of Auscrete Corporation is presented to assist in the understanding of the Company's financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity.

The financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

INCOME TAXES

On December 22, 2017, H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The Company will compute its income tax expense for the year ended December 31, 2022, using a Federal Tax Rate of 21%.

Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes – Recognition. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard required by ASC 740-10-25-5.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist primarily of cash in banks and highly liquid investments with original maturities of 90 days or less. There were $6,705 cash equivalents as of December 31, 2022, and $(5,624) as of December 31, 2021.

Fair Value Measurements

 The Company adopted guidance which defines fair value, establishes a framework for using fair value to measure financial assets and liabilities on a recurring basis, and expands disclosures about fair value measurements. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent sources. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

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Level 1 - Valuation is based upon unadjusted quoted market prices for identical assets or liabilities in accessible active markets.

Level 2 - Valuation is based upon quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; or valuations based on models where the significant inputs are observable in the market.

Level 3 - Valuation is based on models where significant inputs are not observable. The unobservable inputs reflect a company’s own assumptions about the inputs that market participants would use.

The Company’s financial instruments consist of cash, prepaid expenses, inventory, accounts payable, convertible notes payable, advances from related parties, and derivative liabilities. The estimated fair value of cash, prepaid expenses, investments, accounts payable, convertible notes payable and advances from related parties approximate their carrying amounts due to the short-term nature of these instruments.

The Company’s derivative liabilities have been valued as Level 3 instruments.

	Level 1	Level 2	Level 3	Total

Fair value of convertible notes derivative liability – December 31, 2021	$-	$-	$295,306	$295,306

Fair value of convertible notes derivative liability – December 31, 2021

	Level 1	Level 2	Level 3	Total

Fair value of convertible notes derivative liability – December 31, 2022	$-	$-	$80,774	$80,774

Fair value of convertible notes derivative liability – December 31, 2022

REVENUE RECOGNITION POLICY

The Company recognizes revenue under ASU No. 2014-09,” Revenue from Contracts with Customers (Topic 606),” (“ASC 606”). The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer. The following five steps are applied to achieve that core principle:

•	Identify the contract with the customer

•	Identify the performance obligations in the contract

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations in the contract

•	Recognize revenue when the company satisfies a performance obligation

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For the years ended December 31, 2022, our revenue was $0

COST OF SALES

Amounts that will be recorded as cost of sales relate to direct expenses incurred in order to fulfill orders of our products. Such costs are recorded as incurred. Our cost of sales will consist primarily of the cost of product; labor, selling costs and the cost of G&A expenses.

PROPERTY AND EQUIPMENT

Property and Equipment was stated at historical cost less Accumulated depreciation and amortization. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on a straight-line basis over the assets’ estimated useful lives. The useful lives of the assets are as follows: equipment 7-years, vehicles 7-years, and buildings 30-years. Additions and improvements are capitalized while routine repairs and maintenance are charged to expense as incurred. Upon sale or disposition, the historically recorded asset cost and Accumulated depreciation are removed from the Accounts and the net amount less proceeds from disposal is charged or credited to other income or expense.

IMPAIRMENT OF LONG-LIVED ASSETS

We evaluate long-lived assets for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate their net book value may not be recoverable. When these events occur, we compare the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. There can be no assurance, however, that market conditions will not change or demand for the Company’s products will continue. Either of these could result in the future impairment of long-lived assets. Estimates of fair value are determined through various techniques, including discounted cash flow models and market approaches, as considered necessary.

LOSS PER COMMON SHARE

Basic loss per common share is computed based upon the weighted average number of common shares outstanding during the period. Diluted earnings per share consists of the weighted average number of common shares outstanding plus the dilutive effects of options and warrants calculated using the treasury stock method. In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive. It is estimated that the Company will issue approximately 22,700,000 as a result of conversion of notes. The company also has 2,000,000 in outstanding common stock warrants. Included in the year ended December 31, 2022, all calculations reflect the effects of the 40 to 1 reverse stock split done on February 22, 2020. Fully diluted weighted average common shares and equivalents were withheld from the calculation as they were considered anti-dilutive.

RECLASSIFICATION

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation. These reclassifications had no effect on reported income, total assets, or stockholders’ equity as previously reported.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally Accepted Accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

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EMERGING GROWTH COMPANY

The Company qualifies as an Emerging Growth Company, thus takes advantage of the 1-year deferral period for the adoption of all new accounting standards updates.

NOTE 2 - GOING CONCERN AND PLAN OF OPERATION

The Company’s financial statements have been presented on the basis that it will continue as a going concern. The Company has not generated revenues from construction related operations to date. The Company has an Accumulated deficit of $13,367,354 as of December 31, 2022, which raises substantial doubt about the Company’s ability to continue as a going concern.

The Company will use additional funds through equity and debt financing, collaborative or other arrangements with corporate partners, licensees or others, and from other sources, which may have the effect of diluting the holdings of existing shareholders. The Company has subsequent current arrangements with respect to, or sources of, such additional financing and the Company does not anticipate that existing shareholders will be required to provide any portion of the Company’s future financing requirements.

No assurance can be given that additional financing will be available when needed or that such financing will be available on terms Acceptable to the Company. If adequate funds are not available, the Company may be required to delay or terminate expenditures for certain of its programs that it would otherwise seek to develop and commercialize. This would have a material adverse effect on the Company and raise doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

Update 2020-06—Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This was issued in August of 2020 and will become effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. We are in the process of evaluating the impact to the company.

NOTE 4 - RELATED PARTY TRANSACTIONS

Though the company has established banking credit cards to assist with the normal everyday purchases and payments of corporate needs such as utilities etc., The CEO and other involved parties often use their own cards for this purpose and, to represent this, the company has a continuous Related Party Advances section in its financial statements. This is adjusted typically at the end of each reporting period.

As of December 31, 2022, and December 31, 2021, the balance owed to John Sprovieri was $0 and $0 respectively.

NOTE 5 - PROPERTY, INVENTORY AND EQUIPMENT

Notes to Inventory Type and Value:

Inventory consists of Finished Product and Raw Materials that are valued at the lower of cost or market.

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Raw Materials:

Raw materials consist of rebar, insulation, surfactant, powdered cement, threaded inserts and sundry items. The cost is based on the cost of purchase from a non-related supplier. As of December 31, 2022 and December 31, 2021 the inventory value was $6,197 and $6,197 respectively.

Property and Equipment at December 31, 2022 were comprised of the following at:

	December 31, 2022	December 31, 2021
Capital Equipment	$80,554	$80,554
Vehicles	6,344	6,344
Accumulated Depreciation	(58,645)	(46,705)
Net Fixed Assets	$28,252	$40,193

Depreciation expense for the years ended December 31, 2022 and 2021 was $11,940 and $11,940 respectively.

NOTE 6 - EQUITY

Common Stock:

During the Period January 1, 2021 to December 31, 2021, the Company issued 1,788,703 shares for convertible note conversions.

During the Period January 1, 2022 to December 31, 2022, the Company issued 130,409 shares for convertible note conversions.

On February 22 of 2021 the company performed a 40 for 1 reverse stock split. All share amounts have been adjusted retroactively to reflect the split and adjustments have been made to reflect the par value and adjusted to additional paid in capital.

The following table is a list of the foremost 6 shareholders of the Company as of December 31, 2022.

NAME ADDRESS	Number of Shares

1. John & Mary Sprovieri PO Box 813, Rufus, OR 97050	40,675,923
2. CEDE & Company 570 Washington Blvd. 5th. Floor, Jersey City, NJ 07310	17,558,646
3. Kathleen D Jett PO Box 846, 618 W. First Street, Rufus, OR 97050.	6,025,352
4. Kimberly Grimm 15011 SE Mt Royale Ct. Milwaukie, OR 97267.	3,275,120
5. Michael Young 4405 Highway 30W, #407, The Dalles, OR.	1,100,000
6. William S Beers PO Box 825, Rufus, OR 97058	1,110,200

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Warrants

On May 28, 2019 we issued 2,000,000 in cashless warrants in connection with the issuance of the convertible promissory note dated May 29, 2019 with Crown Bridge Partners, LLC in the amount of $27,500. These warrants have subsequently been canceled prior to December 31, 2022.

The warrants had contained a down-round feature that were triggered during 2020, and the result $12,600 of deemed dividend had been recognized as a result.

NOTE 7 - INCOME TAXES

We currently have no current tax liability, as we have had limited revenue and incurred losses since inception.

On December 22, 2017 H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2019. The Company will compute its income tax expense for the year ended December 31, 2022 using a Federal Tax Rate of 21%.

Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes – Recognition. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard required by ASC 740-10-25-5.

Deferred income tax amounts reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes.

During the Period January 1, 2020 to December 31, 2020 there were 1,250,000 shares issued to these individuals to recompense post-split roll back numbers issued for service compensation to the Company. As a result the company recognized a share based expense of $1,150,000. This amount was eliminated from the net operating loss carry forward as of December 31, 2020.

In addition, during the Period January 1, 2021 to December 31, 2022 there were 53,238,652 shares issued to these individuals to recompense post-split roll back numbers issued for service compensation to the Company. As a result the company recognized a share based expense of $2,683,227. This amount was eliminated from the net operating loss carry forward as of December 31, 2022.

Shareholder	Issued	Cost Basis
Michael A. Young	1,072,500	57,915
Otto B. Paulette	1,072,500	57,915
William S. Beers	1,082,445	58,452
Julie Jett-Regnell	1,074,957	58,048
Linda Beers	100,000	5,400
Kimberly A. Grimm	3,193,242	172,435
Kathleen D. Jett	5,874,726	317,235
Joe Hobbs	9,260	500
Rick Plotnikoff	100,000	5,400
John & Mary Sprovieri	39,659,022	2,141,587

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As of December 31, 2022, we had a net operating loss carry-forward of approximately $13,367,354 and a deferred tax asset of approximately $1,992,553 using the statutory rate of 21%. The deferred tax asset may be recognized in future periods, not to exceed 20 years for 2022 and prior and post 2018 are indefinite.

However, due to the uncertainty of future events, we have booked valuation allowance of $(1,992,553). FASB ASC 740 prescribes recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At December 31, 2022, the Company had not taken any tax positions that would require disclosure under FASB ASC 740.

	December 31, 2022	December 31, 2021
Deferred Tax Asset	$1,992,553	$1,948,124
Valuation Allowance	(1,992,553)	(1,948,424)
Deferred Tax Asset (net)	$-	$-

The Company is subject to tax in the U.S. federal and Washington jurisdictions. These filings are subject to a three-year statute of limitations unless the returns have not been filed at which point the statute of limitations becomes indefinite. No filings are currently under examination. No adjustments have been made to reduce the estimated income tax benefit at year end. Any valuations relating to these income tax provisions will comply with U.S. generally Accepted Accounting principles.

NOTE 8 - NOTES PAYABLE AND DERIVATIVE LIABILITIES

On December 28, 2021, the company issued a 12-month Convertible Note for the sum of $38,000 to Sixth Street Lending at 6%. Convertible at 65% of the averaged 3 lowest trading prices during the prior 15-day trading period. We recognized a derivative liability in the amount of $117,851 as a result.

On March 18, 2022, the company issued a 12-month Convertible Note for the sum of $50,000 to RB Capital at 6%. Convertible at $0.06. No beneficial conversion was recognized as the conversion price was higher than the stock price.

On July 11, 2022, the company issued a 12-month Convertible Note for the sum of $50,000 to RB Capital at 10%. Convertible at $0.02. No beneficial conversion was recognized as the conversion price was higher than the stock price.

On July 15, 2022, the company issued a 12-month Convertible Note for the sum of $1,050,000 to RB Capital at 8%. Convertible at $0.05. This Note is a result of consolidation of [21] previous Notes ranging from 2/2/2018 up to and including 10/5/2021.   No beneficial conversion was recognized as the conversion price was higher than the stock price.

On September 27, 2022, the company received a 12-month line of credit for the sum of $50,000 from RB Capital at 10%.

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On November 1, 2022, the company received a 12-month line of credit of $100,000 from RB Capital at 8%.

As a result of the convertible notes we recognized the embedded derivative liability on the date that the note was convertible. We also revalued the remaining derivative liability on the outstanding note balance on the date of the balance sheet. The inputs used were a weighted volatility of 212% and a risk-free discount rate of0.09%

The convertible notes have interest rates that range from 8% to 12% per annum and default rates that range from 12% to 24% per annum. The maturity dates range from six months to one year. The conversion rates range from 55% discount to the market to 65% discount to the market. As of December 31, 2022, there were twenty-three convertible notes outstanding,

The remaining derivative liabilities valued using the level 3 inputs in the fair value hierarchy were:

	December 31, 2022	December 31, 2021
Derivative Liabilities on Convertible Loans:
Outstanding Balance	80,774	295,306

NOTE 9 - COMMITMENTS

The company maintains a month-to-month lease agreement on an 8,000 sq. ft. facility located in outer Goldendale and monthly lease cost is $2,000. The total lease payments for the twelve months ended December 31, 2022 were $24,000.

As of December 31, 2022 the company has not remitted all of the backup withholdings, which could result in material trust-fund penalties from the internal revenue service.

NOTE 10 - SUBSEQUENT EVENTS

Subsequent to December 31, 2022, the Company sold a 480sf home for $37,500. Despite the unfavorable wintery conditions in Oregon at the time, the home was constructed by mid-March. Minor interior finish work is currently in process and the homes tenets should be taking occupancy by May 14th.

In accordance with ASC 855, the Company has analyzed its operations subsequent to December 31, 2022 through the date these financial statements were issued, and has determined that it does not have any other material subsequent events to disclose in these financial statements.

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ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 9A. CONTROLS AND PROCEDURES

(a) Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports pursuant to the Securities Exchange Act, of 1934, as amended, or the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the rules and forms, and that such information is accumulated and communicated to us, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15(b) of the Exchange Act, an evaluation as of December 31, 2022 was conducted under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, of the effectiveness of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based upon that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were effective as of December 31, 2022.

(b) Report of Management on Internal Control over Financial Reporting

We are responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act. Under the supervision and with the participation of our management including of our chief executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the 2013 framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO.

Based on our evaluation under the 2013 Internal Control-Integrated Framework, our chief executive officer and chief financial officer concluded that our internal control over financial reporting was not effective as of December 31, 2022.

(c) Changes in Internal Control over Financial Reporting

There have been no other changes in our internal control over financial reporting that occurred during the period covered by this Annual Report on Form 10-K for the year ended 2022, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART III - EXHIBITS

Exhibit Index

Description of Exhibits

2a.	Wyoming Articles of Incorporation and Amendments
2b.	Bylaws
4.1	Form of Subscription Agreement
11b.	Consent of counsel (included in Exhibit 12)
11.1	Opinion of Fruci & Assoc. PLLC
12.	Opinion re: legality

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed at Goldendale, WA on May 8th, 2023.

Auscrete Corporation

By:	/s/ A. John Sprovieri
John Sprovieri, Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ A. John Sprovieri
John Sprovieri	Chief Executive Officer (Principal Executive Officer)	May 8th, 2023

/s/ Michael A. Young
Michael Young	Chief Financial Officer (Principal Financial and Accounting Officer)	May 8th, 2023

/s/ Mary E Sprovieri
Mary Sprovieri	Director	May 8th, 2023

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